CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES I, 3.450% NOTES DUE 2023	$500,000,000	$62,250
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 17	Filed Pursuant to Rule 424(b)(3)
Dated May 9, 2018 to	Registration No. 333-217029
PROSPECTUS SUPPLEMENT
Dated March 30, 2017 and
PROSPECTUS
Dated March 30, 2017
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, 3.450% NOTES DUE 2023

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, 3.450% Notes Due 2023
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date/Pricing Effective Time:	May 9, 2018
Settlement Date (Original Issue Date):
May 16, 2018, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium Term Notes on any date prior to two business days before delivery will be required, because the Medium-Term Notes will not initially settle in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	May 15, 2023
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.932%
Dealers' Commission:	0.350% (35.0 basis points)
All-in-price:	99.582%
Net Proceeds to Issuer:	$497,910,000
Coupon:	3.450%
Yield to Maturity:	3.465%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 15th of May and November of each year, commencing November 15, 2018 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption:	The notes may be redeemed at the option of Caterpillar Financial Services Corporation prior to the stated maturity date. See “Other Provisions—Optional Redemption” below.
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.33%)
MUFG Securities Americas Inc. (23.34%)
Co-Managers:	BBVA Securities Inc. (2.50%)
BNY Mellon Capital Markets, LLC (2.50%)
Commerz Markets LLC (2.50%)
Deutsche Bank Securities Inc. (2.50%)
ICBC Standard Bank Plc (2.50%)
ING Financial Markets LLC (2.50%)
Itau BBA USA Securities, Inc. (2.50%)
Lloyds Securities Inc. (2.50%)
Loop Capital Markets LLC (2.50%)
Mischler Financial Group, Inc. (2.50%)
Scotia Capital (USA) Inc. (2.50%)
Wells Fargo Securities, LLC (2.50%)

ICBC Standard Bank Plc is restricted in its US securities dealings under the Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes in the United States. ICBC Standard Bank shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes for offer and/or sale in the United States. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the United States.

Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP:	14913Q2L2
Other Terms:
 Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:
•    100% of the principal amount of the notes to be redeemed; or
•    the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 10.0 basis points, in each case, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.
“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if, after seeking at least five Reference Treasury Dealer Quotations and excluding the highest and lowest Reference Treasury Dealer Quotations, the Independent Investment Banker obtains fewer than five such Reference Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means any Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or a Primary Treasury Dealer appointed by MUFG Securities Americas Inc. and any of their respective successors and assigns, as appointed by us, or, if any of the foregoing is unwilling or unable to select the Comparable Treasury Issue, a nationally recognized investment banking institution which is a Primary Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (1) any of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or a Primary Treasury Dealer appointed by MUFG Securities Americas Inc. and any of their respective successors and assigns, as appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (a “Primary Treasury Dealer”), we will substitute for such dealer another Primary Treasury Dealer, and (2) any other nationally recognized Primary Treasury Dealer selected by the Independent Investment Banker and acceptable to us.
 “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York, New York time, on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (or, if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
Holders of the notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of a series are to be redeemed, the trustee will select the particular notes of such series or portions thereof for redemption from the outstanding notes of such series not previously called, pro rata or by lot, or in such other manner as we shall direct.

Notice to European Economic Area Investors
This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors.  Neither the Issuer nor the managers have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.